Exhibit 99.1

AGREEMENT

This AGREEMENT, dated as of June 4, 2015 (this “Agreement”), is by and among Frequency Electronics, Inc., a Delaware corporation (the “Company”), Privet Fund L.P., a Delaware limited partnership, Privet Fund Management L.L.C., a Delaware limited liability company and Ryan Levenson (collectively, the “Privet Group”).
 WHEREAS, the Privet Group Economically Owns (as defined below) shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 848,855 shares, or approximately 9.8% of the Common Stock issued and outstanding on the date hereof; and
WHEREAS, the Company and the Privet Group have agreed that it is in their mutual interest to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
REPRESENTATIONS
SECTION 1.1                                        Representations and Warranties of the Privet Group.  Each member of the Privet Group represents and warrants that (a) this Agreement and the performance by each member of the Privet Group of its obligations hereunder: (i) has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in any member of the Privet Group (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of any member of the Privet Group, as amended, or any provision of any agreement or other instrument to which any member of the Privet Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument and (b) as of the date of this Agreement, the Privet Group Economically Owns in the aggregate 848,855 shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto and no member of the Privet Group or any of its Affiliates Economically Owns any other securities of the Company.
SECTION 1.2                                        Representations and Warranties of the Company.  The Company represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of the Company, as amended, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.
ARTICLE II
COVENANTS
SECTION 2.1                           Business Discussions.  The Company agrees that, from time to time when there is material information to report regarding the Company’s business and, in any event, no less than once per week, Martin Bloch, the Company’s Chief Executive Officer or a mutually acceptable designee and, if available, the Company’s financial advisor, together will meet with Ryan Levenson in person or by telephone to discuss the Company’s business. From the date of this Agreement until such time as the Privet Group Designee is appointed to the Board of Directors of the Company (the “Board”), the Company also will provide Mr. Levenson or his Representatives access to all written information provided to the Board (and copies of all such information that is not Classified Information), including but not limited to business combination and capital transaction proposals (including, to the extent requested, historical proposals; provided, that the Company shall not be required to provide any proposals made prior to January 1, 2012); provided, however, Mr. Levenson understands and acknowledges that certain information or documents that the Company has identified as classified under applicable regulations and requirements governing national security information promulgated by the U.S. government or any agency or department thereof (“Classified Information”) will not be shared with Mr. Levenson or his Representatives unless he or they, as the case may be, obtain(s) from the Defense Security Service of the U.S. Department of Defense (and maintains) the Security Clearance (as defined below).
SECTION 2.2                           Directors. At any time during the term of this Agreement, the Privet Group shall be entitled to designate two (2) individuals (one of which will be Ryan Levenson) to serve as a member of the Company’s Board and the Company shall have three (3) business days to evaluate the qualifications of the designees in good faith and select one (1) designee that is acceptable to the Company (the “Privet Group Designee”) as set forth in this Section 2.2.  As promptly as practicable following written notice from the Company identifying the Privet Group Designee to be appointed to the Board, and in any event within ten calendar days of receipt of such notice, the Board shall, if necessary, increase the size of the Board by one and appoint the Privet Group Designee to serve as a director of the Company subject to such Privet Group Designee obtaining from the Defense Security Service of the U.S. Department of Defense (or other appropriate agency) a security clearance at the “Secret” level which is the clearance level maintained by the Company’s other directors presently serving on the Board (the “Security Clearance”).  Prior to his or her appointment to the Board, the Privet Group Designee shall irrevocably agree in writing to tender his or her resignation on the earlier of (i) the date this Agreement terminates or (ii) the date on which any member of the Privet Group proposes (or joins a group that proposes) any nominee(s) to stand for election as director(s) at an annual meeting of the Company’s stockholders (or any special meeting of the Company’s stockholders).

SECTION 2.3                                        Nomination.  If the Privet Group Designee is serving as a member of the Board at the time the Board nominates the slate of directors to stand for election at the 2015 annual meeting of stockholders of the Company (the “2015 Annual Meeting”), the Company (i) shall take all necessary actions to nominate the Privet Group Designee for re-election to the Board at the 2015 Annual Meeting and (ii) acting through the Board, shall recommend, support and solicit proxies for the election of the Privet Group Designee at the 2015 Annual Meeting in the same manner as the Board has recommended, supported and solicited proxies for its other nominees standing for election to the Board at the 2015 Annual Meeting and historically.
SECTION 2.4                                        Resignation.  The Company agrees that if the Privet Group Designee or any Replacement Privet Group Designee (as defined below) is unable to serve as a director, resigns as a director or is removed as a director prior to the 2016 Annual Meeting and at such time Privet beneficially owns in the aggregate at least 5% of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments but excluding issuances of shares of Common Stock in excess of ten percent (10%) of the number of shares issued and outstanding on the date of this Agreement), the Privet Group shall have the ability to recommend a substitute person to serve as a director.  If such person is acceptable to the Board, such approval not to be unreasonably withheld, the Company shall take all necessary actions to cause him or her to be appointed to the Board in the manner described in Section 2.2 subject to such person obtaining the Security Clearance (any such replacement nominee appointed in accordance with the terms of this Section 2.4 shall be referred to as the “Replacement Privet Group Designee”).  Prior to any Replacement Privet Group Designee being appointed to the Board, such Replacement Privet Group Designee shall irrevocably agree in writing to tender his or her resignation on the earlier of (i) the date this Agreement terminates or (ii) the date on which any member of the Privet Group proposes (or joins a group that proposes) any nominee(s) to stand for election as director(s) at an annual meeting of the Company’s stockholders (or any special meeting of the Company).
SECTION 2.5                                        2015 Annual Meeting Date.  The Company currently intends to hold the 2015 Annual Meeting no later than October 23, 2015.
SECTION 2.6                                        Nomination Notice.  At least 30 days prior to the last date on which a stockholder may timely submit to the Company notice of its intention to nominate a director or propose another item of business at the 2016 Annual Meeting, the Board will provide written notice to the Privet Group of its nominees for election as directors at the 2016 Annual Meeting.
ARTICLE III
OTHER PROVISIONS
SECTION 3.1                                        Confidentiality.
 (a)            Pursuant to the terms of this Agreement and subject to Section 2.1, the Company shall furnish to the Privet Group the Confidential Frequency Information. The Privet Group acknowledges that the Confidential Frequency Information is proprietary to the Company and may include trade secrets or other business information, the disclosure of which could harm the

Company. In consideration for, and as a condition of, the Confidential Frequency Information being furnished to the Privet Group, the Privet Group shall, and shall cause each member, officer, director and/or employee of the Privet Group and, subject to the restrictions in Section 3.1(c), each agent, representative, attorney and advisor of the Privet Group (collectively, “Representatives”) to, treat any and all Confidential Frequency Information that is furnished to it or its Representatives , in accordance with the provisions of this Section 3.1, and to take or abstain from taking the other actions hereinafter set forth.
(b)            “Confidential Frequency Information” means all information concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished to Mr. Levenson, the Privet Group or any of its Representatives (regardless of the manner in which it is furnished, including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information.  For the avoidance of doubt, Confidential Frequency Information includes, but is not limited to, any information discussed or disseminated at the meetings of the Board or its committees and any comments or statements made by any director or officer of the Company concerning the Company, the business of the Company or the Company’s Affiliates. The term “Confidential Frequency Information” does not include information that (i) is or has become generally available to the public, other than as a result of a direct or indirect disclosure by a member of the Privet Group or its Representatives in violation of this Agreement or in violation of any contractual, legal or fiduciary obligation to the Company or by any member of the Privet Group, (ii) was within the Privet Group’s possession prior to its being furnished to the Privet Group by or on behalf of the Company, (iii) is received from a source other than the Company or any of its Representatives; provided, that in the case of each of (ii) and (iii) above, at the time the information was disclosed, the source of such information was not, to the Privet Group’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of the Company’s subsidiaries, or (iv) is or was independently developed by a member of the Privet Group or its Representatives, or on its or their behalf, without reference to or use of any Confidential Frequency Information.
(c)
(i)            Each member of the Privet Group hereby agrees that it and its Representatives will keep the Confidential Frequency Information confidential and will not disclose any Confidential Frequency Information without the Company’s prior written consent.
(ii)            Notwithstanding the foregoing, any member of the Privet Group may disclose Confidential Frequency Information to its Representatives to the extent such Representatives (a) need to know such information for the sole purpose of advising the Privet Group regarding its investment in the Company, (b) are informed by the Privet Group in advance of the confidential nature of such information, (c) agree to comply with the use and confidentiality obligations contained in this Section 3.1 as if they are a party hereto and (d) have secured the appropriate U.S. Department of Defense security clearance in the case of Classified Information.  Each member of the Privet Group will be jointly and severally responsible for any violation of this Agreement by its Representatives as if such Representatives were parties hereto and will use best efforts to cause its Representative to comply with such obligations.
(iii) No member of the Privet Group shall knowingly take or intentionally fail to take any action with respect to Confidential Frequency Information that has been provided to the Privet Group under circumstances that causes such Confidential Frequency Information to be protected by the attorney-client privilege with the effect of or for the express purpose of causing the attorney client privilege to be waived with respect to such Confidential Frequency Information or disclose to its Representatives or any other member of the Privet Group any Legal Advice (as defined below) that may be included in the Confidential Frequency Information with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work-product. “Legal Advice” as used herein shall be solely and exclusively limited to the legal advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy.
(d)            In the event that any member of the Privet Group or any of its Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Frequency Information, the Privet Group promptly will notify (except where such notice would be legally prohibited) the Company in writing and use its best efforts to cooperate with the Company so that the Company, at its expense, may seek a protective order or other appropriate remedy. No member of the Privet Group or any of its Representatives will oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Frequency Information or to obtain assurance that confidential treatment will be afforded the Confidential Frequency Information. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, the members of the Privet Group may, without liability under this Agreement, furnish only that portion of the Confidential Frequency Information which outside counsel to the Privet Group advises such members are legally required to disclose, provided that such members give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such information. The fact that, absent certain disclosure of Confidential Frequency Information, a member of the Privet Group will be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to the Common Stock does not constitute a legal requirement to disclose within the meaning of this Agreement.
(e)            Each member of the Privet Group acknowledges that none of the Company or any of its Representatives (i) makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Frequency Information or other information discussed between Mr. Bloch and Mr. Levenson, and (ii) shall have any liability to any member of the Privet Group or to any of its Representatives relating to or resulting from the use of the Confidential Frequency Information or any information discussed between Mr. Bloch and Mr. Levenson or any errors therein or omissions therefrom.

(f)            All Confidential Frequency Information shall remain the property of the Company. Neither any member of the Privet Group nor any of its Representatives shall by virtue of any disclosure of and/or its use of any Confidential Frequency Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time upon the request of the Company following termination of this Agreement, each member of the Privet Group will promptly either return to the Company or destroy all hard copies of the Confidential Frequency Information and permanently erase or delete all electronic copies of the Confidential Frequency Information in its or any of its Representative’s possession or control; provided, however, that the Privet Group will not be obligated to return or destroy any Confidential Frequency Information to the extent otherwise required by law, legal, regulatory or judicial process or any internal compliance policy or procedure relating to the backup storage of data (so long as such backup storage is not readily accessible in the ordinary course of business).  Notwithstanding the return or erasure or deletion of the Confidential Frequency Information, each member of the Privet Group and its Representatives will continue to be bound by the obligations contained herein regarding the treatment of Confidential Frequency Information.
(g)            Each member of the Privet Group acknowledges, and will advise its Representatives, that the Confidential Frequency Information may constitute material non-public information under applicable federal and state securities laws, and that while such information constitutes material non-public information, it shall not, and it shall use its reasonable best efforts to ensure that its Representatives do not, trade or engage in any derivative or other transaction, on the basis of material non-public information in violation of such laws.  Notwithstanding the foregoing, the Privet Group shall be permitted to effect transactions in the Company’s securities for the account of any Privet Group Member as long as such transactions are effected in a manner that is consistent with applicable law and trading window restrictions then applicable to members of the Board and their affiliates under the Company’s policy on trading Company securities.
(h)            No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this Section 3.1.
SECTION 3.2                                        Standstill.
(a)            As of the date hereof, no member of the Privet Group nor any of its Affiliates, nor any person with whom any member of the Privet Group or any of its Affiliates are acting in concert with respect to the Company or its securities, directly or indirectly, owns any securities of the Company or any options or rights to acquire such securities, other than 848,855 shares of Common Stock that the Privet Group Economically Owns in the aggregate.

Each member of the Privet Group agrees that for a period beginning on the execution date of this Agreement and ending on the earliest of (x) 30 days prior to the last date on which a stockholder may timely submit to the Company notice of its intention to nominate a director or propose another item of business at the 2016 Annual Meeting, (y) the termination of this Agreement in accordance with its terms, or (z) (i) the date upon which the Arbitrator determines that there has been a material breach of this Agreement by the Company, or, (ii) if the Company notifies the Privet Group in writing that it has waived its right to avail itself of the arbitration procedure set forth in Section 3.4(b), ten days after the date on which the Company received from the Privet Group written notice that the Company has materially breached this Agreement; provided, that, on such 10th day, the Company is still in material breach of this Agreement (such period, the “Standstill Period”), unless specifically invited in writing by the Company, no member of the Privet Group nor any of its Affiliates or Representatives acting on its behalf or on behalf of other persons acting in concert with any member of the Privet Group will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly  or  otherwise)  to  effect or  participate  in,  (A)  any  acquisition  of  any  securities  (or beneficial  ownership  thereof), or  rights  or  options  to  acquire  any  securities  (or  Beneficial Ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or Affiliates,  (B) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or Affiliates or assets of the Company or the subsidiaries  or  Affiliates  constituting  a  significant  portion  of  the  consolidated  assets  of  the Company and its subsidiaries or Affiliates, (C) any recapitalization, restructuring, liquidation, dissolution  or  other  extraordinary  transaction  with  respect  to  the  Company  or  any  of  its subsidiaries or Affiliates, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy  rules  of  the  SEC)  or  consents  to  vote  any  voting securities of the Company or any of its Affiliates or otherwise act alone or in concert with others to take action to elect a director or directors to the Company’s board of directors through a proxy contest; (ii) form, join or in any way participate in a “group” (as defined in Section 13(d) under the Exchange Act) (other than the Privet Group) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (iii) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (iv) enter into any discussions or arrangements with any third party with respect to any of the matters set forth in (i) through (iii) above.  Each member of the Privet Group also agrees during such period not to request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence), unless such request is made to the Board.  Each member of the Privet Group further agrees that, if at any time during such period, any member of the Privet Group or (to the knowledge of the Privet Group) any of its Affiliates or Representatives are approached by any third party, seeking to co-invest or partner with any member of the Privet Group in a possible negotiated acquisition, business combination, or similar transaction involving the Company, the Privet Group will (unless prohibited by law or contract) promptly inform the Company of the nature of such transaction and the parties involved.

(b)            During the Standstill Period, each member of the Privet Group agrees that neither it nor any of its Affiliates or Representatives acting on its behalf or on behalf of other persons acting in concert with it will in any manner, directly or indirectly privately offer or propose to effect any acquisition of any securities of the Company (or Beneficial Ownership thereof), or rights or options to acquire any securities of the Company (or Beneficial Ownership thereof) that would result in the Privet Group Beneficially Owning in excess of 15% of the Company’s outstanding Common Stock.

(c)            During the Standstill Period, any increase in the number of directors constituting the Board (other than in connection with the appointment of the Privet Group Designee) shall be subject to the prior consent of the Privet Group.
SECTION 3.3                                        Specific Performance; Other Remedies.
(a)            Each Party hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof solely and exclusively in any state or federal court in the State of Delaware or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.
(b)            Each Party agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.7 will be effective service of process for any such action, suit or proceeding brought against any Party in any such court.  Each Party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
(c)            Each Party agrees, on behalf of itself and its Affiliates, that any controversy which may arise under this Agreement is likely to involve difficult and complicated issues, and therefore such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement entered into in connection with the matters contemplated herein, or the breach, termination or validity of this Agreement or the matters contemplated herein.  Each Party hereby certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented expressly or otherwise that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily and (iv) such Party has been induced to enter into this Agreement entered into in connection with the matters contemplated herein by, among other things, the mutual waivers and certifications set forth in this Section 3.3(c).

(d)            The Privet Group further acknowledges that the value of the Confidential Frequency Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms.  In the event of an actual or threatened violation of Section 3.1, in addition to any and all other remedies which may be available to the Company, each member of the Privet Group expressly consents to the Company seeking enforcement of Section 3.1 by injunctive relief or specific performance, without proof of actual damages or posting of a bond.
SECTION 3.4                                        Term.
(a)            This Agreement shall terminate on the expiration of the Standstill Period unless terminated earlier by 30 days prior written notice by one party to the other party; provided, however, that any notice of termination provided by the Company must be given at least thirty (30) days prior to the last date on which a stockholder may timely submit to the Company notice of its intention to nominate a director or propose an item of business for the Annual Meeting immediately succeeding the date of such notice of termination.  Notwithstanding anything else in this Agreement to the contrary, the provisions of Sections 3.2(a)(i)(D), 3.2(a)(ii), 3.2(a)(iii), 3.2(a)(iv) and 3.4 shall survive until the completion of the 2015 Annual Meeting notwithstanding any termination of this Agreement by the Privet Group other than a termination of this Agreement by the Privet Group (i) following a determination by the Arbitrator that there has been a material breach of this Agreement by the Company which remained uncured on the tenth day after the date on which the Company received written notice of such breach by the Privet Group or (ii) if the Company has notified the Privet Group in writing that it has waived its right to avail itself of the arbitration procedure set forth in Section 3.4(b), for a material breach of this Agreement by the Company that remains uncured on the tenth day after the date on which the Company received from the Privet Group written notice that the Company has materially breached this Agreement.
(b)            In the event that the Privet Group notifies the Company in writing that there has been a material breach of this Agreement by the Company, the Company may submit the matter to a mutually agreed upon arbitrator (or, if they cannot mutually agree upon an arbitrator within three days, each party shall select within two days an individual arbitrator and within two days the selected arbitrators shall mutually agree upon a third arbitrator) (the “Arbitrator”) to determine whether there has been a material breach of this Agreement by the Company which remained uncured on the tenth day after the date on which the Company received from the Privet Group written notice alleging such breach. Within five business days of the Company and Privet submitting their positions regarding such matter to the Arbitrator, the Arbitrator shall issue a written, signed determination stating whether or not the Company has materially breached this Agreement and failed to cure such breach within 10 days of receipt of the written notice by the Privet Group alleging such breach, which determination shall be (i) delivered promptly to both the Company and the Privet Group and (ii) final, binding and conclusive on the parties.  Any expenses relating to the engagement of the Arbitrator shall be paid by the non-prevailing party as determined by the Arbitrator.
SECTION 3.5                                        Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.  No rights under this Agreement shall be deemed waived absent a written waiver by the Party granting the waiver.
SECTION 3.6                                        Definitions.  For purposes of this Agreement:
(a)            The term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that the term “Affiliate” shall not include any portfolio or operating company of any member of the Privet Group. For purposes of this Agreement, the members of the Privet Group, on the one hand, and the Company, on the other, shall not be deemed to be Affiliates of each other.
(b)            The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act.  The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.
SECTION 3.7                                        Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
if to the Company:
Frequency Electronics, Inc.
55 Charles Lindbergh Blvd.
 Mitchel Field, New York 11553
Facsimile:      (516) 794-4340
Attention: Alan Miller, Treasurer and Chief Financial Officer
with a copy to:
Greenberg Traurig, LLP
200 Park Ave.
New York, New York 10166
Facsimile: (212) 805-5555
 Attention: Dennis J. Block

if to the Privet Group:
Privet Fund LP
79 West Paces Ferry Rd
Suite 200B
Atlanta, GA 30305
Attention: Ryan Levenson
Telephone: (404) 419-2670
 Facsimile: (678) 999-5908
with a copy to:
Bryan Cave LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, NW
Atlanta, GA 30309
Attention: Rick Miller
Telephone: (404)572-6600
 Facsimile: (404) 420-0787
SECTION 3.8                                        Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of law provisions thereof.
SECTION 3.9                                        Further Assurances.  Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other Parties in order to effectuate fully the purposes, terms and conditions of this Agreement.
SECTION 3.10                                    Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the Parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The rights and obligations under this Agreement may not be transferred without the consent of the other Parties and any transfer in violation of this sentence shall be null and void.
SECTION 3.11                                    Fees and Expenses.  Each Party shall bear all fees and expenses incurred by such Party in connection with this Agreement and the circumstances giving rise hereto, and no Party shall seek or be entitled to reimbursement of any such fees and expenses from the other Party.
SECTION 3.12                       Counterparts; Miscellaneous.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The headings used herein are for convenience only and the Parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement.  Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.  Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, then the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the Parties.
SECTION 3.13 Interpretation.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties.
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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
COMPANY: FREQUENCY ELECTRONICS, INC. By: /s/ Martin Bloch Name: Martin Bloch Title: Chief Executive Officer

THE PRIVET GROUP: PRIVET FUND LP By: Privet Fund Management LLC, Its Managing Partner By: /s/ Ryan Levenson Name: Ryan Levenson Title: Sole Manager

PRIVET FUND MANAGEMENT LLC By: /s/ Ryan Levenson Name: Ryan Levenson Title: Sole Manager

RYAN LEVENSON /s/ Ryan Levenson

[Signature Page to Letter Agreement]

SCHEDULE A
As of April 23, 2015 the Privet Group Economically Owns, in the aggregate, 848,855 shares of Common Stock.
The persons and entities that own such shares and the number of shares that they Economically Own are set forth below.
Person or Entity	Shares of Common Stock Economically Owned
Privet Fund LP	800,072
Privet Fund Management LLC	848,855
Ryan Levenson	848,855